CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2/A of our report dated January 18, 2002 relating to the financial statement of GPH Enterprises, Inc. as of December 31, 2001 and the reference to our firm under the caption "experts" contained in the registration statement.


/s/ Stark Winter Schenkein & Co., LLP
 Stark Winter Schenkein & Co., LLP

February 18, 2002
Denver, Colorado